Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a brief description of the securities of GP Strategies Corporation (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law (“DGCL”), and the full text of our certificate of incorporation and bylaws as currently in effect, which are filed as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K. We encourage you to read that law and those documents carefully.

General

Under our certificate of incorporation we are authorized to issue 35,000,000 shares of common stock, of which 17,080,664 shares were issued and outstanding as of February 25, 2020, and 10,000,000 shares of preferred stock, of which no such shares were issued and outstanding as of February 25, 2020.

As of December 31, 2019 and the date hereof, our common stock is the only class of our securities registered under Section 12 of the Exchange Act. Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “GPX.” Any additional shares of common stock we issue will also be listed on the New York Stock Exchange upon official notice of issuance.
Common Stock

Voting Rights.

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. The holders of such shares will possess the exclusive voting power, subject to the rights of the holders of shares of preferred stock, if any, that may be outstanding. No shares of preferred stock are currently outstanding.

The vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before a meeting, other than the election of directors or unless a different vote is required by a provision of our certificate of incorporation or by-laws, or applicable law or rules or regulations of any stock exchange. In uncontested elections of directors, the affirmative vote of a majority of the total votes cast as to a director nominee is sufficient to elect such director nominee. In contested elections, a plurality of votes cast is required for the election of a director. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Dividends.

After satisfaction of the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for this purpose. Declaration and payment of any dividend are subject to the discretion of the board of directors.

Liquidation Rights.

If the Company liquidates, dissolves or winds up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Fully Paid and Nonassessable.

All outstanding shares of common stock are fully paid and non-assessable.

Limitation on Foreign Ownership of our Stock.

The Department of Energy and the Department of Defense have policies regarding foreign ownership, control or influence over government contractors who have access to classified information. If either agency determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor’s or subcontractor’s existing contracts with it. Our certificate of incorporation includes a provision relating to foreign ownership of our common stock that permits us to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of our common stock owned by a foreign stockholder beneficially owning shares representing 5% or more of the outstanding shares of our common stock.

Other Rights and Preferences.

Holders of common stock have no preemptive, conversion, subscription or other rights, and except as described under “Limitation on Foreign Ownership of our Stock” above, there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of serial preferred stock that we may designate in the future.

Preferred Stock

Our certificate of incorporation allows us to issue, without stockholder approval, preferred stock having rights senior to those of our common stock. Our board of directors is authorized, without further stockholder approval, to issue in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including

·                  dividend rights;

·                  conversion rights;

·                  voting rights;

·                  terms of redemption; and

·                  liquidation preferences.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Possible Anti-Takeover Effects

Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of our company without the approval of our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in our stockholders receiving a premium over the market price of their shares of our common stock.

Board of Directors. The number of directors on our board or directors may only be altered by the action of a majority of the entire board or directors. Our bylaws provide that directors may be removed from office by stockholders with or without cause only by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors. The stockholders can fill a vacancy on the board or directors at such meeting that results from the removal of a director. Vacancies resulting from the removal of a director that are not filled by the stockholders can be filled by a majority vote of the remaining directors. Vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

In connection with the Securities Purchase Agreement, dated as of December 30, 2009, between Sagard Capital Partners, L.P. (“Sagard”) and us, we agreed to cause one designee of Sagard to be nominated and elected to our board of directors. Sagard has the right to designate one director to our board of directors for so long as it holds at least 900,000 shares of our outstanding common stock. The election or appointment of the Sagard nominee is subject to satisfaction of all legal and governance requirements regarding service as a director on our board of directors. Samuel Robinson currently serves on our board of directors as Sagard’s nominee.

Power to Issue Preferred Stock. Our Board, has the authority, without further action by the holders of our common stock, to issue shares of preferred stock in such series and with such terms and conditions as our board of directors may determine, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.

Special Stockholders’ Meetings. Our bylaws provide that special meetings of stockholders may be called by our president or secretary at the request in writing of stockholders owning capital stock representing 50% of the combined voting power of all issued and outstanding classes of capital stock.

Advance Notice Provisions. Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our bylaws provide that only persons who are nominated by or at the direction of our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board of directors or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders.

Section 203 of the Delaware General Corporation Law.  In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Limitation on Foreign Ownership of our Stock.  The Department of Energy and the Department of Defense have policies regarding foreign ownership, control or influence over government contractors who have access to classified information. If either agency determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor’s or subcontractor’s existing contracts with it. Our certificate of incorporation includes a provision relating to foreign ownership of our common stock that permits us to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of our common stock owned by a foreign stockholder beneficially owning shares representing 5% or more of the outstanding shares of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A., Louisville, Kentucky.

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